Exhibit 10.1

Barbara J. Kennedy

Subject:    Terms of Employment

Dear Barbara:

This letter sets forth our agreement regarding the terms of your employment to fill the position of EVP and Chief Human Resources Officer of Western Alliance Bank (“WAB”) and Western Alliance Bancorporation (“WAL”) (collectively WAB and WAL are the “Company”).

Position/Duties:
You will serve as Executive Vice President and Chief Human Resources Officer of the Company and will report to Kenneth A. Vecchione, the Company’s CEO. Start of employment shall be on or before April 16, 2018 (“Employment Date”). You will also serve as a member of the Senior Operating Committee (SOC).

Base Salary:	Beginning on hire date, your base salary will be $355,000 annually.

Long Term Incentive:
On your hire date, you will be eligible for annual grants of restricted stock under WAL’s 2005 Stock Incentive Plan (as amended) in accordance with our standard compensation policies and practices as these may change from time to time. Your 2018 equity grant will consist of 3,000 shares and a three year vesting schedule. Those shares will vest 50% at the end of year two and 50% at the end of year three. You will also be granted 3,000 shares of performance-based stock units with a three year performance period. The performance-based stock units will cliff vest at the end of a three year performance period if the cumulative EPS and relative TSR thresholds are achieved. You will also be granted 10,000 shares of restricted stock with a four year vesting cycle vesting 25% per year. Both one-time grants and the annual stock grants are subject to approval by the WAL Compensation Committee.

Annual Bonus:
You will be eligible to participate in the WAL Annual Bonus Plan and will be eligible for an annual cash award based on the Company’s annual performance relative to pre-established targets that are subject to the WAL Compensation Committee’s review and approval. As EVP/CHRO of the Company, your target bonus percentage for 2018 will be 65% of your Base Salary, and payment will be prorated based on base salary received in 2018.

Change in Control:
As an Executive Vice President of WAL, you will be eligible to participate in the Change in Control (CIC) plan. The CIC Plan provides for the payment of severance benefits upon a “double trigger” event. Following a double trigger event, benefits are payable in a lump sum cash payment equal to two times the sum of your base salary and target annual bonus amount.

Auto Allowance: You will be eligible for a monthly auto allowance beginning April 16, 2018 or before (hire date) equal to $1,000/month.

Benefits:
Subject to proper documentation and applicable Company policies, you will be reimbursed for ordinary and necessary business expenses. You will be able to participate in any group benefits plan established by the Company for which you are or may be eligible, including medical plans, disability insurance plans, life insurance plans, 401(k), restoration plans, profit sharing or other similar plans. You will also be covered as an executive officer under the Company’s D&O insurance policy. These benefits are governed by the terms and conditions contained in the applicable plans or policies, and they are subject to change or discontinuation at any time.

No Restrictions:
You represent and warrant that you are not subject to any non-competition, non-solicitation or similar obligations to any former employer that could impair your ability to perform your duties and responsibilities in connection with the Company. In addition, you agree that you will not use or disclose any confidential or proprietary information of any former employer in performing these duties and responsibilities. You also agree to execute such documentation and to comply with such procedures as the Company may require or establish from time to time to confirm the above representations and warranties and ensure your compliance with these obligations.

Confidentiality:
You agree to hold in the strictest confidence all confidential business information of the Company, including, without limitation, information relating to customers, employees, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Company and will not disclose or communicate (directly or indirectly) any such information to any other person, firm or corporation in any manner whatsoever without the Company’s prior written consent.

Governing Law:
The terms of your employment shall be governed by the laws of the State of Arizona for so long as you are an employee of WAL and, thereafter, by the laws of the State in which WAL’s successor in interest has its main office.

Employment Policies:
You agree to observe and comply with all applicable Company policies and guidelines, including, without limitation, WAL’s Employee Guide, Code of Business Conduct and Ethics, and Related Party Transactions Policy.

Screening:	Your employment and these terms are subject to your successful completion of WAL’s drug testing, fingerprinting and other pre-employment background check requirements.

If you agree to these terms, please sign where indicated below.

Sincerely,

/s/ Kenneth A. Vecchione

Kenneth A. Vecchione
CEO/Western Alliance Bank

AGREED:

/s/ Barbara J. Kennedy

Barbara J. Kennedy
Dated: February 7, 2018